UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Date of Report (Date of earliest event reported): April 14, 2006

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

ENVIROKARE TECH, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-26095	88-0412549

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

641 Lexington Avenue, 14th Floor New York, New York	10022

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 634-6333

    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

              On April 14, 2006, the Board of Directors approved and the Company entered into a Standstill Agreement with Steve Pappas ("Mr. Pappas"), a Director, agreeing to the settlement of litigation filed by the Company against Mr. Steve Pappas seeking a declaratory judgment affirming the validity of a voting trust entered into by Mr.  Pappas on August 7, 2003.

              The Standstill Agreement, which is attached as an exhibit, generally provides for: a voting rights suspension for a period of five years applied to all shares owned by Mr. Pappas;  that Mr. Pappas will not become an officer of either the Company or one or more of its affiliates; that he will not solicit proxies in opposition to or from or become part of any group in opposition to current members of the Company's Board of Directors; that he will sell or dispose of his shares only in the open market; that the date of termination on the voting trust agreement shall be changed to April 24, 2006 and the shares returned to Mr. Pappas subject to the terms of the Standstill Agreement; that the Company will issue to Mr. Pappas stock options to purchase 1,200,000 shares of common stock within 10 years of date of issuance at an exercise price of $0.965 per share; that Mr. Pappas shall receive an exercise credit in the amount of $200,000 toward the exercise of any options or warrants which he has in the Company; that the parties stipulate to the dismissal of all claims and counter claims in the litigation and both Mr. Pappas and the Company will bear their own expenses including attorneys' fees and disbursements.

 Item 9.01. Financial Statements and Exhibits

             Exhibit 99.1 - Standstill Agreement dated April 14, 2006 between Envirokare Tech, Inc. and Mr. Steve Pappas.

             Exhibit 99.2 - Option Agreement between Envirokare Tech, Inc. and Mr. Steve Pappas granting options to purchase 1,200,000 shares of the Company's common stock.

SIGNATURE

            Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 17, 2006	Envirokare Tech Inc.

/s/ George Kazantzis

George Kazantzis President and Principal Financial Officer